Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF ACELRX PHARMACEUTICALS, INC.

AcelRx Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST: The name of this corporation is AcelRx Pharmaceuticals, Inc.

SECOND: The original name of the Corporation was “SuRx, Inc.”, and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is July 13, 2005.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending Article IV, Section A of the Amended and Restated Certificate of Incorporation, as amended, to read in its entirety:

“A. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which this corporation is authorized to issue is 210,000,000 shares. 200,000,000 shares shall be Common Stock, each having a par value of $0.001. 10,000,000 shares shall be Preferred Stock, each having a par value of $0.001.

Effective at 5:01 p.m. Eastern time, on the date of the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each twenty (20) shares of this corporation’s Common Stock, par value $0.001 per share, issued and outstanding shall be combined into one (1) share of Common Stock, par value $0.001 per share, of this corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall, upon surrender after the Effective Time of a certificate, which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, be entitled to receive cash for such holder’s fractional share based upon the closing sales price of this corporation’s Common Stock as reported on the Nasdaq Global Market on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of this corporation is filed with the Secretary of State of the State of Delaware.”

FOURTH: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly adopted and approved in accordance with the provisions of Section 242 of the General Corporate Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 25th day of October, 2022.

ACELRX PHARMACEUTICALS, INC.

By:	/s/ Vincent J. Angotti
VINCENT J. ANGOTTI
Chief Executive Officer